FIRST AMENDMENT TO

BYLAWS

OF

BIOVIE INC.

Adopted on March 12, 2023

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The Bylaws of BioVie Inc. (the “Corporation) are amended as follows:

Article III, Section 1 is amended in its entirety to read as follows:

Section 1. Number and Term. The number of directors of the Corporation shall be fixed as the Board of Directors may from time-to-time designate, provided that the number of members of the Board shall not be less than three (3) nor more than eleven (11). The number of authorized directors may be changed solely by action of the Board of Directors. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Article III, Section 8, third paragraph is deleted, and the following two paragraphs are substituted:

Regular meetings of the Board of Directors may be scheduled by a resolution by the Board. The Chairman of the Board or the President or the Secretary may call, and if requested by two directors, must call a special meeting of the Board of Directors. A special meeting of the Board of Directors may be called on oral or written notice to each director, given either personally or by telephone, United States mail, courier service, facsimile or e-mail Special meetings shall be called by the Chief Executive Officer, the President, or the Secretary in like manner and on like notice on the written request of two directors. Except as may be otherwise expressly provided by Nevada Revised Statutes, the Articles of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need to be specified in a notice or waiver of notice.

Notice of time and place of a special meeting shall be given to each director (a) in a writing mailed not less than five (5) days before the date of such meeting or by overnight courier service sent not less than three (3) days before the date of such meeting addressed to the residence or usual place of business of a director as appears on the books and records of the Corporation; (b) by facsimile or email sent not less than two (2) days before the date of such meeting sent to the facsimile number or email address of a director as appears on the books and records of the Corporation; or (c) in person or by telephone delivered not less than two (2) days before the date of such meeting; provided, however, that if the Chairman of the Board or the Chief Executive Officer determines that it is otherwise necessary or advisable to hold the meeting sooner, the Chairman of the Board or the Chief Executive Officer, as the case may be, may prescribe a shorter notice to be given personally or by email, telephone, or facsimile provided that the notice shall be at least four (4) hours prior to the meeting. Attendance by a director at a meeting for which notice is required shall constitute a waiver of notice and a waiver of any and all objections to the date, time, place, or purpose of the meeting, or the manner in which it has been called or convened, except if the director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to holding the meeting or to the transaction of business because the meeting is not lawfully called or convened and if the director, after objection, does not vote for or consent to any action taken at the meeting.

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CERTIFICATION

The undersigned hereby certifies that she is the duly elected, qualified, and acting Secretary of BioVie Inc., a Nevada corporation, and that the foregoing First Amendment to Bylaws was adopted as of the date hereof by the Corporation’s Board of Directors.

The undersigned has executed this Certificate as of March 12, 2023.

/s/ Joanne Wendy Kim

________________________

Joanne Wendy Kim

Secretary